Exhibit 5.4
KPMG LLP Chartered Accountants
1200 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Harvest Operations Corp.

We consent to the use of our audit report dated April 15, 2004 (except as to note 18(a) which is as of December 23, 2004) on the consolidated balance sheets of Harvest Energy Trust as at December 31, 2003 and 2002 and the consolidated statements of income and accumulated income and cash flow for the year ended December 31, 2003 and for the period from July 10, 2002 (date of formation) to December 31, 2002, and to our Comments for US Readers on Canada-U.S. Reporting Differences dated December 23, 2004 included herein.

We also consent to the use of our report dated October 3, 2003 on the schedule of revenue and expenses for the properties (the "Carlyle Properties") for each of the years in the three year period ended December 31, 2003 incorporated herein by reference.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP KPMG LLP

Calgary, Canada
January 10, 2005